For Immediate Release

October 31, 2007

First Century Bankshares, Inc.

Reports 2007 Third Quarter Earnings and

Announces Increase to Stock Repurchase Plan

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $432 million bank holding company, announced net income of $1,228,000 for the three-month period ending September 30, 2007. Net income increased $14,000, or 1.2%, from $1,214,000 earned during the same period in 2006. On a per share basis, net income was $0.62 per diluted share for the three-months ended September 30, 2007 and 2006. Earnings reflect the continuing pressure on the net interest margin as increased cost of funding outpaced increases in interest income. Additionally, management continues to implement strategies to increase the assets of the Corporation and leverage its liabilities to enhance shareholder value.

Net income for the third quarter of 2007 produced an annualized return on average equity (ROAE) of 12.27% and an annualized return on average assets (ROAA) of 1.14% compared with third quarter 2006 ratios of 12.97% and 1.19%, respectively. Dividends for the third quarter of 2007 increased 8.0% to $0.27 per share from $0.25 per share paid for the third quarter of 2006.

Net interest income, for the three-month period ended September 30, 2007 was $4,180,000, an increase of $101,000, or 2.5%, as compared to $4,079,000 for the third quarter of 2006. This small increase reflected the effects of stabilizing interest rates for earning assets offset by continued increase in interest expense for certificates of deposit which are repricing from historically low levels. Net interest margins for the three months ended September 30, 2007 and 2006 were 3.87% and 4.01%, respectively.

Noninterest income, exclusive of securities gains and losses, was $1,245,000 for the three-month period ended September 30, 2007 and represented an increase of $19,000, or 1.5%, compared to $1,226,000 for the same period in 2006. Decreases in service charges on deposit accounts and in income from fiduciary activities were offset by increases in other noninterest income.

Noninterest expense of $3,547,000 for the quarter ended September 30, 2007 represented an increase of $154,000, from $3,393,000 for the same period in 2006. Reductions in personnel and occupancy expenses were offset by increased costs for various other noninterest expenses.

The provision for loan losses was $13,000 for the three-months ended September 30, 2007. This was a decrease of $65,000, or 83.3%, compared to the provision of $78,000 for the same period in 2006. Management is pleased with the low provision for loan losses which in absolute dollars as a percentage of total loans and average assets compares favorably to peers and to budgeted expectations.

The performance of the Corporation during the first nine months of 2007 resulted in net income of $3,449,000 for the nine-month period ending September 30, 2007. This represents a 3.0% increase from the $3,349,000 earned during the same period in 2006. On a per share basis, net income increased to $1.75 per diluted share for the nine-month period ended September 30, 2007, from $1.70 per diluted share for the nine-month period ended September 30, 2006. Again, these earnings reflect the impact of stable short-term interest rates on the variable nature of our loan portfolio, along with a more rapid increase in interest expense during the period.

Net income for the first nine months of 2007 produced an ROAE of 11.65% and an ROAA of 1.08% compared with 12.15% and 1.12%, respectively, for the same period in the prior year. Dividends through the third quarter of 2007 increased 5.3% to $0.79 per share from $0.75 per share for the nine-month period ended September 30, 2006.

Net interest income, for the nine-month period ended September 30, 2007 was $12,286,000, an increase of $195,000, or 1.6%, as compared to $12,091,000 for the first nine months of 2006. Net interest margins for the nine months ended September 30, 2007 and 2006 were 3.84% and 4.04%, respectively.

Noninterest income, exclusive of securities gains and losses, was $3,477,000 for the nine-month period ended September 30, 2007 and represented a decrease of $74,000, or 2.1%, compared to $3,551,000 for the same period in 2006. This decrease was primarily due to decreases in service charges on deposit accounts and income from fiduciary activities.

Noninterest expense of $10,404,000 for the nine-months ended September 30, 2007 represented an increase of $120,000, or 1.2%, from $10,284,000 for the same period in 2006. Other noninterest expense increases were primarily due to increased costs for data processing, postage and loan collection expenses.

The provision for loan losses was $110,000 for the nine-months ended September 30, 2007. This was a decrease of $59,000, or 34.9%, compared to the provision of $169,000 for the same period in 2006.

Total assets at September 30, 2007 were $431,501,000 as compared to $410,948,000 at December 31, 2006, or an increase of $20,553,000, or 5.0%. The loan portfolio increased 1.7% during this nine-month period to $297,611,000 at September 30, 2007, from $292,643,000 at December 31, 2006. This increase was attributable to management's ongoing strategy to expand the Corporation's commercial loan participation efforts with several community banks in Virginia, coupled with increased loan production in our Princeton and Beckley, West Virginia markets. The investment portfolio increased approximately $14,012,000, or 15.9%, during this same period.

Total deposits increased by $13,522,000 to $370,877,000 at September 30, 2007 from $357,355,000 at December 31, 2006. Noninterest-bearing deposits increased by $1,051,000, or 2.4%. Interest-bearing deposits increased $12,471,000, or 4.0%, during this same period, further reflecting the Corporation's growth strategy.

Nonperforming assets as a percentage of total assets increased from 0.68% at December 31, 2006 to 0.77% at September 30, 2007. This increase in nonperforming assets was the result of the deterioration of one commercial credit which was ultimately placed in nonaccrual status during the first quarter of 2007. The credit is well secured and the Company does not anticipate any loss with a resolution to the credit expected during the fourth quarter of 2007.

At a meeting held on October 16, 2007, the Board of Directors increased by 40,000 the number of shares of common stock the Corporation may repurchase under the Corporation's stock repurchase plan. As a result, the total number of shares currently authorized for repurchase is 50,555 shares. The timing, price, and quantity of purchases under the plan will be at the discretion of management and the plan may be continued, discontinued, suspended, or restated at any time depending on the facts and circumstances. Repurchased shares will be held as treasury shares and will be available to be used in conjunction with the Corporation's stock option plans and for other corporate purposes.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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